Exhibit 10.35

AMENDMENT TO THE STOCK OPTION AGREEMENT

This Amendment to the Stock Option Agreement (this “Amendment”) is made and entered into effective as of November 12, 2015 by and between Aradigm Corporation, a California corporation (the “Company”), and [NAME] (the “Participant”). Defined terms used herein but not defined herein shall have the meanings ascribed to them in the Stock Option Agreement (as defined below).

WHEREAS, the Company and the Participant are parties to the Stock Option Agreements listed on Exhibit A hereto (the “Stock Option Agreements”);

WHEREAS, the Company and the Participant would like to amend the Stock Option Agreements as set forth in this Amendment; and

WHEREAS, the Stock Option Agreements may be amended by a written instrument executed by the Company and the Participant;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby confirmed, the parties agree that the Stock Option Agreements are hereby amended as follows:

1. The vesting schedule set forth in each of the Stock Option Agreements shall be amended by inserting the following at the end of such vesting schedule:

Notwithstanding the foregoing, if Participant is involuntarily terminated without Cause by the Company and if the performance-based vesting conditions set forth under, “Vesting Schedule” herein (the “Milestones”) are achieved within one year after the date of Participant’s involuntary termination without Cause (the “Involuntary Termination Date”), then the Shares subject to this Option shall vest on a prorated basis in an amount equal to: the total number of Shares subject to the Option, multiplied by a factor equal to one minus a fraction, the numerator of which is the number of whole month anniversaries from the Involuntary Termination Date to the date that the Milestones are achieved, the denominator of which is twelve. For example, if the Involuntary Termination Date is February 1, 2016, and the Milestones are achieved on May 15, 2016, the number of Shares that will vest is equal to the total number of Shares subject to the Option multiplied by .75 (= 1 - (3 x 1/12)).

2. Section 2(a) of each of the Stock Option Agreements is hereby amended and restated in its entirety to read as follows:

(a) General Rule. If Participant’s Service terminates for any reason, the unvested portion of the Option shall be forfeited to the Company upon termination, and all rights Participant has to Shares subject to the unvested portion of this Option shall immediately terminate. Except as provided is this Section 2 and subject to the Plan, the Shares subject to the outstanding and vested portion of the Option Award may be exercised for ninety (90) days after Participant’s termination of Service; provided, however, if the Participant is involuntarily terminated without Cause, then the following post-termination exercise period shall apply: (i) all unvested Shares subject to the Option will be forfeited on the one (1) year anniversary of the Involuntary Termination Date, and (ii) all vested Shares subject to the Option, if unexercised, will be forfeited ninety (90) days after the date such Shares vest. Notwithstanding the foregoing, in no event shall this Option be exercised later than the Expiration Date set forth in this Option Agreement.

3. This Amendment shall be governed by and construed under the laws of the State of California without regard to conflicts of law provisions.

4. This Amendment may be executed in one or more counterparts, including by facsimile, PDF or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Except as specifically amended hereby, the Stock Option Agreements shall remain in full force and effect.

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